The Law Office of Timothy S. Orr, PLLC

4328 West Hiawatha Drive, Suite 101
Spokane, Washington 99208
Phone (509) 462-2926
Facsimile (509) 462-2929

January 22, 2008

Corporate Outfitters, Inc.
3327 West Indian Trail Road STE 152
Spokane, WA 99208

Re:  Opinion and Consent of Counsel with respect to Post Registration Statement No. 1 for Corporate Outfitters, Inc in lieu of amendment to the Effective Registration No. 333-144973 filed on Form SB-2.

Ladies and Gentleman:

We have been engaged as counsel to Corporate Outfitters, Inc., a Delaware corporation (the “Company”), for the purpose of supplying this opinion letter, which is to be filed as an Exhibit to the Company’s Post Effective Registration Statement No. 1 (the “Registration Statement”) for the proposed registration of 5,000,000 shares of common stock par value $0.0001 [“Share(s)”] to be offered to the public at an offering price of $0.02 per Share.

The Company has confirmed that as of the date of this letter there have been no sales of the Shares to the public and no Shares shall be sold prior to effectiveness of this Registration Statement.

We have in connection with the Company’s request made ourselves familiar with the corporate actions taken and proposed to be taken by the company in connection with the proposed registration of Shares by existing stockholders and authorization issuance and sale of the Shares by the Company and have made such other legal factual inquiries as we have deemed necessary for the purpose of rending this opinion.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies, the authenticity of the originals of such copied documents, and except with respect to the Company, that all individual executing and delivering such documents were duly authorized to do so.

The Law Office of Timothy S. Orr, PLLC

4328 West Hiawatha Drive, Suite 101
Spokane, Washington 99208
Phone (509) 462-2926
Facsimile (509) 462-2929

Based on the forgoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that the Company is duly organized in the State of Delaware, validly existing and in good standing as a corporation under the laws of the State of Delaware.  The 5,000,000 Shares offered by the Company to be issued have been duly authorized and reserved and when issued upon payment will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date hereof, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

We hereby consent to the use of our name under the appropriate sections in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.  In providing this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Security and Exchange Commission.

Very truly yours,

/s/Timothy S. Orr
    Timothy S. Orr
    Attorney at Law
    WSBA # 36256